Exhibit 4.1

AMENDMENT TO SUBORDINATED CONVERTIBLE NON-REDEEMABLE SECURED NOTE

This Amendment (the “Amendment”) to Subordinated Convertible Non-Redeemable Secured Note dated April 21, 2017 (the “Note”), is entered into and effective as of December 6, 2017 (the “Effective Date”), by and between Reed’s Inc., a Delaware corporation (the “Company”) and the undersigned holder (“Holder”) of that certain Note in the original principal amount of THREE MILLION FOUR HUNDRED THOUSAND DOLLARS ($3,400,000.00). Capitalized terms used herein without definition shall have the respective meanings set forth in the Note. In the event of an inconsistency between this Amendment and the Note, this Amendment shall govern to the extent of such inconsistency.

WHEREAS, the Company and Holder have agreed to modifications of the Note as set forth herein, subject to the closing of the Company’s concurrent rights offering (“Rights Offering”) conducted pursuant its Registration Statement of Form S-1 filed October 23, 2017, amended November 21, 2017, December 1, 2017 and December 4, 2017 and declared effective on December 4, 2017; and

WHEREAS, the Company and Holder desire that all terms and provisions of the Note not specifically modified by this Amendment remain unaltered and in full force and effect as written in the Note.

NOW THEREFORE, in consideration of their mutual covenants and obligations contained herein, the Company and Holder, agree as follows:

1. Maturity Date. The Maturity Date under the Note shall be April 21, 2021.

2. Conversion Price. The Conversion Price shall be $1.75.

3. Registration. On or prior to 45 days following the expiration date of the Rights Offering, the Company shall prepare and file with the Commission a registration statement covering the resale of all of Conversion Shares for an offering to be made on a continuous basis pursuant to Rule 415; provided, however, that the Holder shall not be required to be named as an “underwriter” without the Holder’s express prior written consent. The Company shall use commercially reasonable efforts to cause a registration statement filed under this Agreement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than 90 days following the expiration date of the Rights Offering, and shall use commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the date that all securities covered by such registration statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the Holder. Violations by the Company of this Section 3 shall result in payment by the Company to the Backstop Investor, as liquidated damages and not as a penalty, equal to 2.0% of the number of principal amount of the Note for each month of delay in the violation this Section 3; provided however the Company’s inability to timely register all or any portion of the securities due to cut-back by the Securities Exchange Commission will not trigger a violation of this Section 3. The parties agree that the maximum aggregate liquidated damages payable to a Holder under this Agreement shall be 10% of the principal amount of the Note. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of a violation.

4. No Other Changes. Except as set forth herein, all other terms and conditions contained in the Note that are not changed, amended or modified through this Amendment shall remain unchanged and in full force and effect.

5. Closing. This Amendment will be effective upon the expiration date of the Rights Offering. If the Rights Offering is cancelled or terminated for any reason, this Amendment will expire, the parties will have no further obligations to each other hereunder, and the terms of the original Note will continue in full force and effect.

IN WITNESS WHEREOF, this Amendment has been duly executed by or on behalf of each of the parties as of the date first written above

REED’S INC.,

a Delaware corporation

By:	/s/ Valentin Stalowir
Name:	Valentin Stalowir
Its:	Chief Executive Officer

HOLDER:

RAPTOR/HARBOR REEDS SPV, LLC
a Delaware limited liability company

By:	/s/ Daniel J. Doherty III
Name:	Daniel J. Doherty III
Its:	Authorized Signatory

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